Exhibit 10.2

RESTRICTED STOCK TERMINATION AGREEMENT AND RELEASE

This is a Restricted Stock Termination Agreement and Release dated as of October 30, 2013, between B. Keith Johnson (“Johnson”) and First Financial Service Corporation (the “Company”).

Recitals

A. On December 31, 2010, Johnson was awarded 36,855 shares of “long-term restricted stock,” as defined by the U.S. Treasury’s Interim Final Rule governing executive compensation that applies to all bank holding companies in which Treasury holds preferred stock purchased under its Capital Purchase Program.

B. As a result of the U.S. Treasury’s sale of preferred stock of the Company at a 54% discount on April 29, 2013, and the conditions for the termination of the transfer restrictions on long-term restricted stock under the Interim Final Rule, 25% of Johnson’s restricted stock, or 9,214 shares, became freely transferable on April 29, 2013, while the remaining 27,641 shares remain subject to transfer restrictions indefinitely.

C. After consideration of the long-term interests of the Company, its subsidiary bank and its shareholders, and other factors including the consequences of the U.S. Treasury’s sale of the Company’s preferred stock and the objectives of the Management Succession Plan adopted by the Board of Directors in February 2012, the Company’s the Board of Directors has awarded Johnson 27,641 shares of restricted stock (the “Shares”) as of the date of this Agreement, which will vest in 20% increments upon the satisfaction of certain conditions set forth in a Restricted Stock Agreement that Johnson and the Company have entered into and delivered concurrently with their execution and delivery of this Agreement (the “Restricted Stock Agreement”).

D. Due to the uncertainty resulting from having on its books 27,641 outstanding shares subject to indefinite transfer restrictions, and the likelihood that Johnson will never be able to realize a financial return through sale of those shares, the Company has proposed and Johnson has agreed that 27,641 of the 36,855 shares of long-term restricted stock awarded to Johnson on December 31, 2010 be terminated.

Agreement

In consideration of the grant of restricted shares to Johnson on the terms and conditions of the Restricted Stock Agreement, the mutual covenants set forth in this Agreement, and other good and valuable consideration the receipt of which the parties hereto acknowledge, Johnson and the Company do hereby agree as follows:

1. Termination of Long-Term Restricted Stock. The 27,641 shares of long-term restricted stock awarded to Johnson on December 31, 2010 that remain subject to indefinite transfer restrictions are hereby terminated.

2. Release. Not later than May 31, 2014, Johnson shall execute and deliver to the Company the release attached as Annex A to this Agreement, which, as provided in the Restricted Stock Agreement, is a condition to the vesting of 16,465 of the Shares in May 2014 and thereafter.

3. Acknowledgements.

(a) Johnson acknowledges that, effective as of the date of this Agreement, the Board of Directors has discontinued the position of Vice Chairman of the Board, thereby ending Johnson’s tenure in that position.

(b) Pursuant to Section 3.1 of the 2012 Non-Employee Director Equity Compensation Program ("Program"), the Compensation Committee acknowledges that if Johnson completes his employment on May 12, 2014, as contemplated by the Management Succession Plan, and continues to serve as a director of the Company through the 2014 annual meeting of shareholders, Johnson will then qualify as a “non-employee director” entitled to receive a grant of restricted stock under the Program for the third year of his three-year term as a director, which expires at the 2015 annual meeting of shareholders.

The parties have entered into this Agreement as of the date set forth in the preamble above.

FIRST FINANCIAL SERVICE CORPORATION

By:	/s/ John L. Newcomb, Jr.
John L. Newcomb, Jr.
Chairman, Executive Compensation Committee
Date: October 30, 2013

/s/ B. Keith Johnson
B. Keith Johnson
Date: October 30, 2013

Annex A

GENERAL RELEASE

This General Release is delivered pursuant to a Restricted Stock Termination Agreement and Release dated as of October 30, 2013, between B. Keith Johnson (“Johnson”) and First Financial Service Corporation (the “Company”) and a Restricted Stock Agreement entered into and delivered concurrently by Johnson and the Company (the “Restricted Stock Agreement”).

Johnson hereby releases, relinquishes, and forever discharges the Company and each of its officers, directors, representatives, employees, affiliates, subsidiaries (direct and indirect), predecessors, successors, and assigns (collectively, the “Released Parties”) from any and all payments, liabilities, obligations, causes of action, suits, debts, covenants, contracts, controversies, agreements, warranties, representations, promises, damages, understandings, demands and claims, of whatever kind and nature, known and unknown, now existing, which Johnson now has or has had or may have had or may have against the Company, whether in law or equity, arising out of or relating to any agreement, obligation, arrangement, discussion, covenant, promise or other understanding, whether oral, written or otherwise, on or before the date of this Agreement and particularly on account of any employment relationship between Johnson and the Company, including the termination thereof, whether statutory or at common law, including but not limited to claims arising under the Fair Labor Standards Act of 1938, Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, the Equal Pay Act of 1963, the Employee Retirement Income Security Act of 1974, as amended, and wrongful termination. Notwithstanding the preceding to the contrary, nothing in this Agreement shall be construed to prevent Johnson from filing or participating in a charge of discrimination with the Equal Employment Opportunity Commission (“EEOC”) or any state or local agency; provided, however, by signing this Agreement Johnson hereby waives the right to recover any damages or other relief, including attorneys’ fees, from the Company in any claim brought by or through the EEOC or any state or local agency.

It is the specific intent and purpose of this Agreement to release and discharge any and all claims, charges and causes of action of any kind or nature whatsoever, whether known or unknown, and whether specifically mentioned or not, which may exist or might be claimed to exist at or prior to the date hereof, and the parties specifically waive any claim or right to assert that any cause of action or alleged cause of action or claim or charge has been, through oversight or error, intentionally or unintentionally, omitted from this Agreement and Johnson waives any right to seek reinstatement or to reapply for employment with the Company after May12, 2014. Notwithstanding the foregoing, the release provisions set forth herein shall not apply to any rights to indemnification that Johnson has under any directors and officers or other insurance policy that the Company maintains or under its by-laws and articles of incorporation.

Johnson hereby represents and warrants that he has access to adequate information regarding the scope and effect of the release set forth above, and all other matters encompassed by this release, to make an informed and knowledgeable decision with regard to granting this release. Johnson further represents and warrants that he or she has not relied upon the Company, its subsidiaries, or any other Released Parties in deciding to grant this general release and has instead made his or her own independent analysis and decision to grant this release. Johnson acknowledges and agrees that the 27,641 shares of restricted stock awarded to Johnson on October 30, 2013 on the terms and conditions set forth in the Restricted Stock Agreement provide good and sufficient consideration for every promise, duty, release, obligation, agreement and right contained in this Agreement.

Johnson acknowledges and agrees that each of the Released Parties is a third party beneficiary of this release, and shall be entitled to enforce the provisions herein against Johnson to the same extent as if they were parties hereto.

B. Keith Johnson

Date: